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                                                                   EXHIBIT 10.83


                             SUBSERVICING AGREEMENT



                            DATED AS OF JUNE 29, 1998


                                     BETWEEN


                            MEGO MORTGAGE CORPORATION

                                       AND

                     CITY MORTGAGE SERVICES, AS SUBSERVICER





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                                TABLE OF CONTENTS

                                                                                      PAGE

ARTICLE I DEFINITIONS....................................................................1

ARTICLE II ENGAGEMENT OF SUBSERVICER.....................................................8
         Section 2.01.  Contract for Servicing; Possession of Servicing Files............8
         Section 2.02.  Representations, Warranties and Covenants of the Corporation....10
         Section 2.03.  Representations, Warranties and Covenants of Subservicer........11
         Section 2.04.  Covenants Relating to Mortgage Loans............................13

ARTICLE III ASSIGNMENT OF AGREEMENT.....................................................14
         Section 3.01.  Assignment of Corporation's Rights..............................14
         Section 3.02.  Delegation of Corporation's Rights and Duties...................14
         Section 3.03.  Delegation of Servicing Obligations.............................14

ARTICLE IV SERVICING DUTIES OF SUBSERVICER..............................................15
         Section 4.01.  Servicing of Mortgage Loans.....................................15
         Section 4.02.  Collections and Remittances.....................................16
         Section 4.03.  Advances........................................................17
         Section 4.04.  Reimbursement of Advances.......................................18
         Section 4.05.  Collection of Insurance Premiums, Taxes and Assessments.........18
         Section 4.06.  Assumptions.....................................................18
         Section 4.07.  Realization upon Defaulted Mortgage Loans.......................20
         Section 4.08.  Reports.........................................................21
         Section 4.09.  Maintenance of Hazard Insurance.................................22
         Section 4.10.  Release of Mortgage Loans.......................................23
         Section 4.11.  Maintenance of Fidelity Bond and Errors
                          and Omissions Insurance.......................................24
         Section 4.12.  Financial and Other Information.................................25
         Section 4.13.  Liability of Subservicer for Expenses of Corporation............26
         Section 4.14.  Servicing Compensation..........................................26
         Section 4.15.  Notification of Adjustments.....................................27
         Section 4.16.  Y2K Compliance..................................................27
         Section 4.17.  Document Retrieval..............................................27

ARTICLE V TERMINATION AND LIABILITIES...................................................28
         Section 5.01.  Limitation on Resignation and Assignment by
                          the Subservicer...............................................28
         Section 5.02.  Termination for Cause...........................................28
         Section 5.03.  Early Termination; Termination Permitted With
                          Participant's Consent.........................................29
         Section 5.04.  Transfer of Terminated Subservicer's Servicing..................30
         Section 5.05.  Access to Subservicer's Records and Agreement to Pay
                          Attorneys' Fees...............................................30
         Section 5.06.  No Remedy Exclusive.............................................31
         Section 5.07.  Limitation on Liability of the Subservicer and Others...........31
         Section 5.08.  Merger or Consolidation of the Subservicer......................32

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
ARTICLE VI GENERAL PROVISIONS...........................................................32
         Section 6.01.  Amendments, Changes and Modifications...........................32
         Section 6.02.  Governing Law...................................................32
         Section 6.03.  Notices.........................................................32
         Section 6.04.  Severability....................................................33
         Section 6.05.  Further Assurances and Corrective Instruments...................33
         Section 6.06.  Term of Agreement...............................................33
         Section 6.07.  Survival of Obligations and Covenants...........................33
         Section 6.08.  Forms and Reports...............................................33
         Section 6.09.  Indemnification.................................................33
         Section 6.10.  Subservicer as Independent Contractor...........................34
         Section 6.11.  Participant is Third-Party Beneficiary..........................34
         Section 6.12.  Participant's Obligation re: Servicing Fees.....................35
         Section 6.13.  Counterparts....................................................35



Exhibit A         Permitted Investments
Exhibit B         Monthly Accounting Package
Exhibit C         Form of Request for Release
Exhibit D         Form of Annual Statement as to Compliance
Exhibit E         Servicing Mortgage Fee



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                             SUBSERVICING AGREEMENT


         This SUBSERVICING AGREEMENT, dated as of June 29, 1998 (the same, as amended or supplemented from time to time, the "Agreement"), is made and entered into by and between MEGO MORTGAGE CORPORATION, a Delaware corporation (the "Corporation"), and CITY MORTGAGE SERVICES, a division of City National Bank of West Virginia, a national banking association (together with its successors and permitted assigns, the "Subservicer").


                                   WITNESSETH:


         WHEREAS, the Corporation is a party to a Participation Agreement, dated as of June 29, 1998 (the "Participation Agreement"), between it and Sovereign Bank, a federally-chartered savings bank ("Participant"), pursuant to which Participant may purchase 100% participation interests in certain residential mortgage loans which are to be serviced by the Corporation; and

         WHEREAS, Subservicer is engaged in the business of servicing mortgage loans of the type covered by the Participation Agreement; and

         WHEREAS, the Corporation desires to retain Subservicer to subservice such mortgage loans and Subservicer desires to be so retained; and

         WHEREAS, the Corporation and Subservicer desire to execute this Agreement to define each party's rights, duties and obligations relating to the servicing of such mortgage loans.

         NOW, THEREFORE, in consideration of these premises and of the mutual agreements herein set forth, and for good and valuable consideration the receipt of which is hereby acknowledged, the Corporation and Subservicer each agree as follows:


                                    ARTICLE I
                                   DEFINITIONS

         The following terms shall have the respective meanings specified below, and the definitions of such terms are equally applicable to the singular and plural forms of such terms and to the masculine, feminine and neuter genders of such terms. Capitalized terms not otherwise defined herein shall have the meanings assigned to them in the Participation Agreement.

         125 MORTGAGE LOANS: Any Mortgage Loan as to which the original principal amount plus the amount of any Liens senior in priority to the Mortgage Loan exceeds the appraised value of the Mortgaged Property.

         ADVANCE: With respect to a Mortgage Loan, an advance by Subservicer of its own funds.





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         AFFILIATE: As to any Person, each other Person that directly, or indirectly through one or more intermediaries, controls or is controlled by, or is under common control with, the Person in question.

         AGREEMENT: This Subservicing Agreement, including all amendments or supplements hereto.

         BUSINESS DAY: Any day other than a Saturday, Sunday or other day on which banking or thrift institutions located in Charleston, West Virginia, Atlanta, Georgia, or Wyomissing, Pennsylvania, are authorized or obligated by Law to be closed.

         CODE:  The Internal Revenue Code of 1986, as amended.

         COLLECTION ACCOUNT: An Eligible Account maintained by the Subservicer into which are deposited all monies received by the Subservicer on account of the Mortgage Loans and other mortgage loans serviced by the Subservicer.

         DEBTOR RELIEF LAWS: Any applicable liquidation, bankruptcy, conservatorship, insolvency, rearrangement, moratorium, reorganization, or similar Laws affecting the rights of creditors generally from time to time in effect.

         DESIGNEE SUBSERVICER:  As defined in Section 5.04.

         DUE DATE: For any Mortgage Loan, a date on which a Monthly Payment is due thereon, excluding any applicable grace period.

         DUE PERIOD: With respect to any Mortgage Loan and any Remittance Date, the period commencing on the day following the second preceding Due Date and ending at the close of business on the immediately preceding Due Date therefor.

         ELIGIBLE ACCOUNT: One or more accounts (i) that are maintained with a Qualified Bank, (ii) the deposits in which are fully insured by the FDIC, (iii) the deposits in which are insured by the FDIC (to the limit established by the FDIC), and, to the extent deposits in such account exceed amounts covered by such insurance, such deposits are continuously invested in Permitted Investments or (iv) that are trust accounts maintained with the trust department of a federal or state chartered depository institution or trust company acting in its fiduciary capacity.

         ESCROW ACCOUNT: An account or accounts into which shall be deposited all Escrow Payments received with respect to the Mortgage Loan(s) for which funds are required to be escrowed.

         ESCROW PAYMENTS: With respect to a Mortgage Loan, all moneys collected to (i) obtain or maintain the related Insurance Policy, and (ii) pay taxes or assessments or other charges related to the related Mortgaged Property that give rise or that may give rise to liens on such Mortgaged Property when such taxes, assessments or other charges become due.

         EVENT OF DEFAULT:  As defined in Section 5.02.

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         EXPENSES: With respect to a Mortgage Loan, any amounts reasonably incurred in connection with recovery on or release of such Mortgage Loan, including but not limited to foreclosure fees and expenses, legal fees and expenses, appraisal and property inspection fees and expenses, maintenance, repair and rehabilitation of the related Mortgaged Property and the costs of collection under any Insurance Policy and any other items agreed upon in writing by the Corporation and the Subservicer.

         FHLMC: Federal Home Loan Mortgage Corporation, or any successor thereto.

         FDIC:  Federal Deposit Insurance Corporation, or any successor thereto.

         FNMA:  Federal National Mortgage Association, or any successor thereto.

         GINNIE MAE:  Government National Mortgage Association.

         HAZARD INSURANCE: With respect to a Mortgage Loan, (i) a standard homeowner's fire insurance policy with extended coverage, which shall provide coverage against loss sustained by fire and such other hazards as are customarily covered by extended coverage standard hazard insurance policies in the area where the related Mortgaged Property is located and (ii) where required by law or regulation, a standard flood insurance policy, in each case naming the originator of such Mortgage Loan and its successors and assigns as loss payee under a standard mortgagee clause or such other insurance policies as are required by the applicable Mortgage and related documents.

         INSURANCE POLICY: A policy or policies of insurance covering a Mortgage Loan or related Mortgaged Property, providing (without limitation) flood insurance coverage, Hazard Insurance coverage, special hazard insurance coverage, Mortgage Insurance or title insurance coverage, in each case issued by an insurer meeting the requirements of FNMA.

         INSURANCE PROCEEDS: Payments received with respect to a Mortgage Loan under any Insurance Policy or bond maintained in connection with such Mortgage Loan.

         IRS:  The Internal Revenue Service of the United States.

         LAW: Any applicable statute, law, ordinance, regulation, order, writ, injunction, or decree of the United States of America or any agency thereof or any state or political subdivision or agency thereof or any court of competent jurisdiction.

         LEGAL MORTGAGE FILE: For any Mortgage Loan, the file, maintained by the Participant or the custodian or trustee acting on behalf of the Participant, containing the original related Mortgage Note, Mortgage and any assignments of such Mortgage, and such other documents as may be included in a custodial file held by the Participant, custodian or trustee.

         LIEN: Any security interest, pledge, lien, mortgage, assignment, charge, participation, ownership, interest, or other encumbrance, security arrangement or any adverse claim of any nature whatsoever.

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         LIQUIDATED MORTGAGE LOAN: A Mortgage Loan shall be a Liquidated
Mortgage Loan on the earlier of (i) the date as to which the Subservicer has determined, in accordance with the servicing procedures specified herein, that all Liquidation Proceeds that it expects to recover from or on account of such Mortgage Loan have been recovered and (ii) the date as to which any portion of amounts due pursuant to such Mortgage Loan are 180 or more days past due, after the date the last scheduled payment was made.

         LIQUIDATION DATE: With respect to a Mortgage Loan that has been foreclosed, the date of the final receipt of Insurance Proceeds, Liquidation Proceeds or other payments with respect to such Mortgage Loan.

         LIQUIDATION PROCEEDS: Amounts, other than Insurance Proceeds, received in connection with the liquidation of a defaulted Mortgage Loan, whether through trustee's sale, foreclosure sale, condemnation, taking under power of eminent domain, conveyance in lieu of foreclosure or condemnation, or otherwise.

         LOAN SETUP FEE: A fee due to the Subservicer from the Corporation for each Mortgage Loan that it agrees to service hereunder as follows: if the Corporation delivers to the Subservicer up to 1000 Mortgage Loans in a calendar month, the Loan Setup Fee shall be $10 per loan, if the Corporation delivers to the Subservicer between 1000 and 2000 Mortgage Loans in a calendar month, the Loan Setup Fee shall be $7 per loan, and if the Corporation delivers to the Subservicer over 2000 Mortgage Loans in a calendar month, the Loan Setup Fee shall be $0 per loan. The Loan Setup Fee shall be retained by the Subservicer as described in Section 4.14 hereof. No Loan Setup Fee shall be payable by the Corporation under this Agreement if the Subservicer is servicing the applicable Mortgage Loan on the applicable Transfer Date and the Corporation has previously paid Subservicer a Loan Setup Fee under this or any other agreement.

         MONTHLY ACCOUNTING PACKAGE: The accounting and other reports set forth in Exhibit B hereto.

         MONTHLY PAYMENT: With respect to each Mortgage Loan, the scheduled monthly payment of principal and interest due on each related Due Date under the terms of the related Mortgage Note.

         MOODY'S:  Moody's Investors Service, Inc.

         MORTGAGE: With respect to a Mortgage Loan, the instrument securing the related Mortgage Note which creates a lien on the related Mortgaged Property, subject only to permitted encumbrances.

         MORTGAGE INSURANCE: With respect to a Mortgage Loan or group of Mortgage Loans, any insurance relating to the Mortgagor's payments thereunder, such as private mortgage insurance or mortgage pool insurance.


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         MORTGAGE LOAN SCHEDULE: For any Transfer Date, the Transmittal
Schedule, executed by Participant and the Corporation setting forth the Mortgage Loans in which Participant will purchase a Participation on such Transfer Date.

         MORTGAGE LOANS: All Mortgage Loans in which Participant purchases a Participation pursuant to the Participation Agreement, as specified in any Mortgage Loan Schedule.

         MORTGAGE NOTE: With respect to a Mortgage Loan, the promissory note or other evidence of indebtedness of the related Mortgagor.

         MORTGAGED PROPERTY: With respect to a Mortgage Loan, a fee simple interest (or, only if the property underlying the Mortgage Loan is located in an area where a leasehold interest is customary, a leasehold interest) in residential real property, together with improvements thereon, subject to the lien of the related Mortgage, which property includes a single family (one- to four-unit) residence thereon.

         MORTGAGOR: With respect to a Mortgage Loan, the obligor on the related Mortgage Note.

         NET LIQUIDATION PROCEEDS: With respect to any Mortgage Loan, Liquidation Proceeds thereof (and any Insurance Proceeds collected in connection with liquidation thereof).

         NON-RECOVERABLE ADVANCE: Any Advance made by the Subservicer in respect of any Mortgage Loan which, in the good faith judgment of Subservicer, will not ultimately be recoverable by Subservicer from funds received on account of such Mortgage Loan.

         NOTE RATE: The rate of interest payable by any Mortgagor on the outstanding principal balance of his or her Mortgage Note, as specified in (or calculated as described in) such Mortgage Note.

         OFFICER: Any duly authorized officer of Subservicer involved in, or responsible for, the servicing of Mortgage Loans.

         ONE-TO-FOUR FAMILY MORTGAGE LOANS: Mortgage Loans with respect to which the related Mortgaged Property consists of a single parcel of real property with a detached single family residence erected thereon, or a two-to-four family residential dwelling, or an individual residential condominium unit; provided, however, that the related Mortgaged Property does not consist of a mobile home or the land on which the same has been placed.

         OPINION OF COUNSEL: A written opinion of counsel, who may be an employee of or the ordinary or regular outside counsel to the party on behalf of whom the opinion is being given, reasonably acceptable to each person to which such opinion is addressed.

         PERMITTED INVESTMENTS: Those investments identified on Exhibit A hereto.

         PERSON: An individual, corporation, partnership, association, joint-stock company, trust, unincorporated organization or joint venture, or a court or a government or any agency or political subdivision thereof.

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         PRIME RATE: The rate of interest published by The Wall Street Journal,
Northeast Edition, in the money rates section, as the "Prime Rate."

         PRINCIPAL PREPAYMENT: Any Mortgagor payment of principal or other recovery of principal on a Mortgage Loan (not including the principal portion of Insurance Proceeds or Liquidation Proceeds) which is not to be applied to any past or current Monthly Payment under the Mortgage Loan.

         QUALIFIED BANK: City National Bank of West Virginia, provided that it is "well-capitalized" under applicable regulations of the Office of the Comptroller of the Currency and any bank whose long-term unsecured debt obligations, short-term unsecured debt obligations or commercial paper are rated in one of a Rating Agency's two highest applicable rating categories. A bank shall be deemed to have the requisite rating if such bank is the principal subsidiary of a bank holding company and the long-term unsecured debt obligations, short-term unsecured debt obligations or commercial paper of such bank holding company are rated in the requisite category. A bank shall be deemed the principal subsidiary of a bank holding company if the bank's net worth exceeds 66 2/3% of the consolidated net worth of such bank holding company.

         RATING AGENCY: Any of Duff & Phelps Credit Rating Co., Fitch Investors Service, Inc., Moody's Investors Service, Inc., or Standard & Poor's Corporation.

         REMIC: A "real estate mortgage investment conduit," as defined in the REMIC Provisions.

         REMIC PROVISIONS: Provisions of the federal income tax law relating to real estate mortgage investment conduits, which provisions appear at Sections 860A through 860G of Subchapter M of Chapter 1 of Subtitle A of the Code, and related provisions and regulations and administrative pronouncements promulgated thereunder, as the foregoing may be in effect from time to time, or, if such provisions are no longer effective, such provisions of the applicable tax statute as shall have the same operation or effect as the preceding provisions.

         REMITTANCE DATE: The 10th day of each month (or the preceding Business Day if such 10th day is not a Business Day).

         REO PROPERTY: A Mortgaged Property that has been acquired by the Corporation (for the benefit of the Participant) upon foreclosure or similar termination of the Mortgagor's rights under such Mortgage Loan. For purposes of the Subservicer's obligation, to make Advances, a Mortgage Loan shall be deemed to continue to be outstanding even after foreclosure thereon until final disposition of any related REO Property.

         S&P:  Standard & Poor's Corporation.

         SECURITIZATION: Any sale or other transfer of Mortgage Loans to a trust or other entity for the purpose of supporting pass-through certificates, collateralized mortgage obligations or other similar securities issued by such entity or the creation of a pool of Mortgage Loans otherwise used to support such securities.

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         SEPARATE ACCOUNT: An Eligible Account maintained by Subservicer into which are deposited all monies received by Subservicer on account of the Mortgage Loans and only the Mortgage Loans. Such account shall be held by Subservicer as trustee or custodian for Participant and shall be identified as trust or custodial accounts for the benefit of the Participant.

         SERVICING FEE:  Such term as defined in Section 4.14.

         SERVICING MORTGAGE FILE: With respect to a Mortgage Loan, the file containing (i) copies of certain documents executed or delivered in connection with the closing of such Mortgage Loan, including without limitation the documents set forth on Exhibit E, and (ii) any servicing documentation which relates to such Mortgage Loan of the type customarily included by mortgage loan servicers in their servicing files.

         SERVICING PROCEDURES:  Such term as defined in Section 2.04(e).

         SERVICING RECORDS: With respect to a Mortgage Loan, all of the Subservicer's servicing records, including without limitation all servicing files, documents, records, data bases, computer tapes (other than proprietary computer software of Subservicer), reports of payment histories and other reports relating to the servicing of such Mortgage Loan, but excluding any servicing documentation which is included in the Servicing Mortgage File.

         SUPPLEMENTAL FEES: With respect to any Mortgage Loan, late charges, modification fees, subordination fees, release fees, insufficient funds charges and related amounts received in respect of a Mortgage Loan in connection with the servicing thereof, which amounts are not attributable to principal or interest on such Mortgage Loan or to Escrow Payments relating thereto, but not prepayment penalties.

         T&I ADVANCE: With respect to any Mortgage Loan, the advance by the Subservicer of its own funds to pay Escrow Payments.

         TRANSFER DATE: Transfer Date(s) for any Mortgage Loans shall be the Settlement Date or Settlement Dates upon which Participant purchases a Participation in such Mortgage Loans.

         WHOLE LOAN SALE: Any sale or other transfer of Mortgage Loans from the Corporation to an investor not involving a Securitization.

         Y2K COMPLIANT: With respect to any product or system and its constituent elements, Y2K Compliant means that such product or system and its constituent elements correctly, completely, consistently, accurately, reliably, efficiently, and securely processes, transforms, operates, sorts, calculates, compares, reports, displays, archives and accepts commands related to data and associated programs across multiple interfaces and across multiple centuries without utilizing bridges, gateways and the like while still preserving the level of functionality, usability, reliability, efficiency, performance and accessibility of such data and associated programs in each case in all material respects as existed prior to any modification to such product or system and its constituent elements to make the same Y2K Compliant.

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                                   ARTICLE II
                            ENGAGEMENT OF SUBSERVICER

         SECTION 2.01.  CONTRACT FOR SERVICING; POSSESSION OF SERVICING FILES.

         (a) Contract for Servicing. The Corporation hereby contracts with the Subservicer exclusively to perform the servicing of all Mortgage Loans, in accordance with this Agreement, which Mortgage Loans shall be identified on Mortgage Loan Schedules delivered by the Corporation to the Subservicer from time to time and Subservicer agrees to provide such servicing as provided herein.

         (b) Mechanics of Transfer. On or before the Transfer Date for any Mortgage Loan, the Corporation shall, with respect to the Mortgage Loans on the related Mortgage Loan Schedule, deliver, in an electronic format agreed upon by both parties, a schedule of all such Mortgage Loans and the Subservicer will confirm its acceptance of such Mortgage Loans for servicing hereunder.

         (c) Possession of Servicing Mortgage Files. On or before the related Transfer Date, the Corporation shall, at the Corporation's expense and upon the request of the Subservicer, cause each Servicing Mortgage File to be delivered to the Subservicer, except such Servicing Mortgage Files or parts thereof that have been deposited with the Participant's custodian or otherwise pursuant to the Participation Agreement. Each Servicing Mortgage File delivered to the Subservicer shall be held by the Subservicer in order to service the Mortgage Loans pursuant to this Agreement and shall be held in trust by the Subservicer for the benefit of the Participant as the owner thereof. The Subservicer's possession of any portion of the Mortgage Loan documents shall be at the will of the Participant for the sole purpose of facilitating servicing of the related Mortgage Loan pursuant to this Agreement, and such retention and possession by the Subservicer shall be in a custodial capacity only. The ownership of each Mortgage Note, Mortgage, and the contents of the Servicing Mortgage File shall be vested in the Participant and the ownership of all records and documents with respect to the related Mortgage Loan prepared by or which come into the possession of the Subservicer shall immediately vest in the Participant and shall be retained and maintained, in trust, by the Subservicer at the will of the Participant in such custodial capacity only. The portion of each Servicing Mortgage File retained by the Subservicer pursuant to this Agreement shall be segregated from the other books and records of the Subservicer and shall be appropriately marked to reflect the ownership of the related Mortgage Loan by the Participant. The Subservicer shall release from its custody the contents of any Servicing Mortgage File retained by it only in accordance with this Agreement.

         (d) Delivery of Documents. The Subservicer shall forward to the Participant (or its designated custodian) original documents evidencing any assumption, modification, consolidation or extension of any Mortgage Loan entered into in accordance with this Agreement within one week of their execution; provided, however, that the Subservicer shall provide the Participant (or its designated custodian) with a certified true copy of any such document submitted for recordation within one week of its execution, and shall provide the original of any document submitted for recordation or a copy of such document certified by the appropriate public recording office to be a true and complete copy of the original, and applicable recording information, within 120 days of its submission for recordation.

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         (e) Servicing Changes. If, following the date of this Agreement, the
Corporation shall propose to (i) sell to Participant Participations in loans other than those currently originated or otherwise acquired by it in the ordinary course of business which loans would have servicing requirements different from those set forth herein; and/or (ii) otherwise alter any aspect of its origination activities or servicing requirements that, in each case, Subservicer determines in good faith would have a material effect on its obligations under this Agreement (any such amendment, supplement, discontinuation, introduction or other alteration being herein referred to as a "Servicing Change"), the Corporation shall give the Subservicer written notice of each such proposed Servicing Change accompanied, as applicable, by a written description of each proposed loan type or amendment, supplement or other alteration to the origination or servicing activities, which description shall in each case be sufficiently clear, comprehensive and detailed to provide a reasonable basis for the training of individuals who would be required to follow the procedures described thereby (such written notice is referred to herein as a "Servicing Change Proposal"). The Corporation shall not propose any Servicing Change with respect to any Mortgage Loans serviced hereunder without Participant's written consent.

         Within sixty (60) Business Days following the Subservicer's receipt of a Servicing Change Proposal, the Subservicer shall either (i) accept such Servicing Change Proposal by delivering to the Corporation a written notice of acceptance, in which case the Servicing Change shall become effective on the date specified in the Servicing Change Proposal, or (ii) deliver a written notice of non-acceptance to the Corporation stating that (a) the performance of services hereunder by the Subservicer in accordance with such proposed Servicing Change would result in an increase in the cost to and burden upon the Subservicer of performing services hereunder and/or (b) such proposed Servicing Change cannot be practicably implemented. Any such notice shall contain a description of the increased cost or burden or, as appropriate, the reason or such impracticability. In the event the Subservicer timely delivers to the Corporation any such notice of non-acceptance in response to a Servicing Change Proposal, such proposed Servicing Change shall not become effective unless and until agreed upon in writing by both the Corporation and Subservicer.

         In the event that Subservicer advises the Corporation that it is not willing to enter into a Servicing Change with the Corporation at the price and on the terms and conditions set forth in the Servicing Change Proposal, or fails to advise the Corporation of its intentions within the sixty (60) day period referred to in the paragraph above, the Corporation shall be free for a period of sixty (60) days following the expiration of such sixty (60) day period to enter into a subservicing agreement with a third party at a price and on other terms and conditions no more favorable to such third party than those set forth in the Servicing Change Proposal; provided, however, that the Corporation shall forward to Subservicer a complete copy of the subservicing agreement as negotiated with such third party at least five (5) Business Days before it is signed.

         Before the Corporation may enter into a subservicing agreement with a third party at a price or on other terms and conditions more favorable to such third party than those set forth in the Servicing Change Proposal, the Corporation must provide a description of the price and the material terms and conditions (the "Terms") as proposed to such third party, and the Subservicer may accept or reject the Terms within five (5) Business Days thereafter. If the Subservicer accepts the Terms, the Subservicer and the Corporation shall negotiate and enter into a subservicing agreement based upon the Terms.

         As of the date hereof, the Corporation is not originating or otherwise acquiring mortgage loans for the purpose of Securitization with Freddie Mac or Ginnie Mae. A proposal by the Corporation to originate or otherwise acquire mortgage loans for Securitization with Freddie Mac or Ginnie Mae would be a Servicing Change.

         SECTION 2.02. REPRESENTATIONS, WARRANTIES AND COVENANTS OF THE CORPORATION.

         The Corporation hereby makes the following representations, warranties and covenants to Subservicer as of the date hereof and as of each Transfer Date, and such representations, warranties and covenants shall survive transfer of servicing of the related Mortgage Loans to Subservicer on such Transfer Date:

         (a) The Corporation is duly organized and validly existing under the Laws governing its formation and existence, has all licenses necessary to carry on its business as it is now being conducted, and is duly authorized and qualified to transact in each applicable state any and all business contemplated by this Agreement; the Corporation has all requisite corporate power and authority to execute and deliver this Agreement and to perform in accordance herewith and therewith; the execution, delivery and performance of this Agreement by the Corporation and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized by the Corporation; this Agreement evidences the valid and binding obligation of the Corporation, enforceable against the Corporation in accordance with its terms, except as enforcement hereof or thereof may be limited by applicable Debtor Relief Laws and general principles of equity, whether considered in a proceeding at law or in equity;

         (b) Any necessary approval of the transactions contemplated by this Agreement from each federal or state regulatory authority having jurisdiction over the Corporation has been obtained; there are no actions or proceedings pending or affecting the Corporation that would adversely affect its ability to perform hereunder;

         (c) The consummation of the transactions contemplated by this Agreement are in the ordinary course of business of the Corporation and will not result in the breach of any term or provision of the certificate of incorporation or other organizational documents of the Corporation or result in the breach of any term or provision of, or conflict with or constitute a default under, or result in the acceleration of any obligation under, any agreement, indenture or loan or credit agreement or other instrument to which the Corporation or its properties are subject, or result in the violation of any Law to which the Corporation or its properties are subject; and

         (d) To the best knowledge of the Corporation, with respect to each Mortgage Loan, the related Mortgage Note and Mortgage are genuine and each is the legal, valid and binding obligation of the maker thereof, enforceable in accordance with its terms, except as enforceability may be limited by Debtor Relief Laws and by general principles of equity, whether considered in a proceeding at law or in equity.

         SECTION 2.03. REPRESENTATIONS, WARRANTIES AND COVENANTS OF SUBSERVICER.

         The following representations, warranties and covenants are made by Subservicer to the Corporation on the date of this Agreement and shall be ongoing and in effect throughout the term of this Agreement, except that the representations, warranties and covenants made in Sections 2.03(h) and 2.03(i) are made only as of the date hereof:

         (a) Subservicer is duly organized, validly existing and in good standing under the Laws governing its formation and existence, has all licenses necessary to carry on its business as it is now being conducted, and is duly authorized and qualified to transact in each applicable state any and all business contemplated by this Agreement and is in compliance with the Laws of each such state to the extent necessary to ensure the enforceability of the Mortgage Loans and the terms of this Agreement; Subservicer has all requisite corporate power and authority to execute and deliver this Agreement and to perform in accordance herewith; the execution, delivery and performance of this Agreement by Subservicer and the consummation of the transactions contemplated hereby have been duly and validly authorized by Subservicer; this Agreement has been duly executed and delivered and evidences the valid and binding obligation of Subservicer, enforceable in accordance with its terms, except as enforcement hereof may be limited by applicable Debtor Relief Laws and general principles of equity, whether considered in a proceeding at law or in equity;

         (b) Any necessary approval of the transactions contemplated by this Agreement from each federal or state regulatory authority having jurisdiction over Subservicer has been obtained; there are no actions or proceedings pending or affecting Subservicer that would adversely affect its ability to perform hereunder;

         (c) The consummation of the transactions contemplated by this Agreement are in the ordinary course of business of Subservicer and will not result in the breach of any term or provision of the certificate of incorporation or bylaws of Subservicer or result in the breach of any term or provision of, or conflict with or constitute a default under or result in the acceleration of any obligation under, any agreement, indenture or loan or credit agreement or other instrument to which Subservicer or its property is subject, or result in the violation of any Law to which Subservicer or its property is subject;

         (d) From time to time Subservicer will report, as more fully set forth in this Agreement, information relating to the Mortgage Loans to the Corporation and the Participant, and will do every act and thing which may be reasonably necessary or required to perform its duties under this Agreement;

         (e) Subservicer agrees that for so long as it shall continue to serve in the capacity contemplated under the terms of this Agreement, Subservicer (i) will not dissolve or otherwise dispose of all or substantially all of its assets and (ii) will not voluntarily consolidate with or merge into any other entity or permit one or more other entities to consolidate with or merge into it; provided, however, Subservicer may dispose of its assets, consolidate with or merge into any other entity or permit one or more other entities to consolidate with or merge into it if (A) such transferee, resulting or surviving entity (if other than the Subservicer) expressly assumes, in a form approved by the Corporation, all obligations of Subservicer under this Agreement (including any accrued liabilities thereunder), (B) such transferee, resulting or surviving entity (if other than the Subservicer) would not then be in default under any material provision of this Agreement, and (C) such transferee, resulting or surviving entity would have a net worth of at least $32,000,000. In connection with any disposition of assets, consolidation or merger which is permitted pursuant to the preceding sentence, the Corporation shall release Subservicer in writing from the obligations so assumed. Such release shall be effective upon the assumption by the transferee, resulting or surviving entity (if other than the Subservicer) of all obligations of Subservicer under this Agreement, it being understood that, unless the Corporation otherwise agrees in writing, Subservicer shall not be released from any liabilities arising from events, actions or omissions by Subservicer prior to the date of such assumption;

         (f) No information, certificate of an Officer, statement furnished in writing, or report required hereunder, delivered to the Corporation or the Participant, will, to the best knowledge of Subservicer after due inquiry, contain any untrue statement of a material fact or omit a material fact necessary to make the information, certificate, statement or report not misleading;

         (g) The Subservicer can perform each and every covenant contained in this Agreement;

         (h) There is no action, suit, proceeding or investigation pending or threatened against the Subservicer which, either in any one instance or in the aggregate, may result in any material adverse change in the business, operations, financial condition, properties or assets of the Subservicer, or in any material impairment of the right or ability of the Subservicer to carry on its business substantially as now conducted, or in any material liability on the part of the Subservicer, or which would draw into question the validity of this Agreement or of any action taken or to be taken in connection with the obligations of the Subservicer contemplated herein, or which would be likely to impair materially the ability of the Subservicer to perform under the terms of this Agreement;

         (i) The Subservicer has not dealt with any broker or agent or anyone else who might be entitled to a fee or commission in connection with this transaction other than the Corporation;

         (j) Subservicer represents and warrants that it, and all of its information systems, data processing and other hardware, software and other systems, facilities, programs and procedures, are subject to a plan which has been initiated and which has the goal of rendering such systems, data processing, hardware, software and procedures Y2K Compliant by June 30, 1999 and that such systems, data processing, hardware, software and procedures shall be Y2K Compliant by June 30, 1999; and

         (k) Subservicer maintains a disaster recovery service plan (the "Disaster Recovery Service Plan") for the services provided by Subservicer, and shall continue to maintain such Disaster Recovery Service Plan for the services at all times during the term of this Agreement. A

"Disaster" shall mean any unplanned interruption of the operations of or inaccessibility to the Subservicer data center in which Subservicer, using reasonable judgment, requires relocation of processing to a primary recovery location. Subservicer shall restore the services in accordance with the time frames specified in the Disaster Recovery Service Plan. Subservicer shall notify the Corporation as soon as possible after it deems a service outage to be a Disaster. Subservicer shall move the processing of services hereunder to a primary recovery location as expeditiously as possible. During a Disaster, optional or on-request services shall be provided by Subservicer only to the extent adequate capacity exists at the primary recovery location and only after stabilizing the provision of base on-line services.

         SECTION 2.04.  COVENANTS RELATING TO MORTGAGE LOANS.

         With respect to each Mortgage Loan, the following covenants of Subservicer to the Corporation shall be in effect with respect to each Mortgage Loan for so long as such Mortgage Loan is being serviced pursuant to this
Agreement:

         (a) The terms, covenants and conditions of the Mortgage Loan will not be waived, altered, impaired or modified by Subservicer in any respect other than as permitted by Section 4.01(b) hereof;

         (b) Subservicer will not do any act or omit to do any act which creates or would create an offset, defense or counterclaim to the Mortgage Loan, including the obligation of the Mortgagor to pay the unpaid principal of and interest on the Mortgage Loan;

         (c) Any fees charged and retained by Subservicer with respect to the Mortgage Loan, will be in compliance with all applicable Laws and industry standards;

         (d) Subservicer will comply with federal disclosure laws, the fair credit reporting act and other Laws which impose requirements, restrictions or conditions on Subservicer in connection with the servicing of Mortgage Loans hereunder; and

         (e) The servicing practices to be used by the Subservicer with respect to each Mortgage Loan will be in all respects in compliance with all federal, state and local laws, rules, regulations and requirements in connection therewith and will be consistent with the procedures and standards by which Subservicer services and collects loans held for Subservicer's own account and the accounts of its Affiliates (the "Servicing Procedures") and otherwise customary in the mortgage origination and servicing business for loans of the same or similar size and type. Subservicer has provided to the Corporation and Participant a copy of the Servicing Procedures as currently in effect. Subservicer acknowledges that the Corporation has entered into this Agreement in reliance upon the Subservicer's independent status, the adequacy of its servicing facilities, plan, personnel, records and procedures, and its integrity, reputation and financial standing.

                                   ARTICLE III
                             ASSIGNMENT OF AGREEMENT

         SECTION 3.01.  ASSIGNMENT OF CORPORATION'S RIGHTS.

         The Subservicer acknowledges and agrees that, from time to time, the Corporation may assign, in writing, its right, title and interest in and to one or more Mortgage Loans and, in connection therewith, its rights under this Agreement with respect to such Mortgage Loans, and the Subservicer hereby consents to each such assignment. The Corporation shall provide Subservicer with prior written notice of any such assignment, together with a schedule identifying the Mortgage Loans so assigned.

         SECTION 3.02.  DELEGATION OF CORPORATION'S RIGHTS AND DUTIES.

         The Corporation may assign, from time to time to the extent permitted by Law, all or a portion of the authority, rights and/or duties of the Corporation under this Agreement to its duly appointed agents, including consultants, custodians or other Persons retained by the Corporation. Upon Subservicer's receipt of written notice of the taking of any action pursuant to this Section 3.02, Subservicer shall treat any such assignee as if it were the Corporation in accordance with the terms set forth in such assignment, until notice to Subservicer of any modification or termination of such assignment. Subservicer acknowledges and consents to such actions, waives any further notice thereof and agrees to be bound thereby.

         SECTION 3.03.  DELEGATION OF SERVICING OBLIGATIONS.

         Subservicer may engage one or more sub-subservicers to perform Subservicer's obligations under this Agreement with the prior written consent of the Corporation. The Corporation's consent to an appointment of a sub-subservicer as referred to in the preceding sentence shall not be unreasonably withheld or delayed; provided that the subservicer makes the representations, warranties and covenants made by the Subservicer in Section
2.03 above, in each case to the extent applicable to it. It is understood that the Subservicer may not assign its rights hereunder to a successor subservicer without the prior written consent of the Corporation.

         Subservicer shall be entitled to delegate discrete computational, data processing, collection and foreclosure duties and real estate tax collection and payment duties to subcontractors selected by Subservicer without giving any notice or obtaining any consents from the Corporation, provided that Subservicer may not delegate a material portion of its obligations under this Agreement without the prior written consent of the Corporation, which shall not be unreasonably withheld or delayed. The Subservicer shall assure that each entity retained to provide services as specified in this section is fully licensed and holds all required federal, state or local government franchises, certificates and permits necessary to conduct the business in which such entity is engaged and that such entity is reputable, knowledgeable, skilled and experienced and has the necessary personnel, facilities and equipment required to provide the services for which it is retained. Any entity retained in accordance with this paragraph shall be retained solely for Subservicer's account and at Subservicer's sole expense and shall not be deemed to be an agent or representative of the Corporation, its successors or assigns.

         No assignment, delegation, subcontract, authorization or appointment by Subservicer of a sub-subservicer or any other subcontractor or delegatee shall relieve Subservicer of the liability and responsibilities with respect to any of its duties, liabilities or obligations so assigned, delegated, subcontracted, authorized or appointed, unless the Corporation otherwise consents in its sole discretion to release Subservicer from the liability and responsibilities with respect thereto. Subservicer may not pledge or encumber its rights or privileges hereunder without the prior written consent of the Corporation, which such consent may be withheld in the Corporation's sole discretion.


                                   ARTICLE IV
                         SERVICING DUTIES OF SUBSERVICER

         SECTION 4.01.  SERVICING OF MORTGAGE LOANS.

         (a) General Servicing Standards. Subservicer shall manage, service and administer the Mortgage Loans from and after their respective Transfer Dates in conformity with the terms of this Agreement in accordance with the best interests of the Corporation. In fulfilling the foregoing duties and in administering and enforcing Mortgages, Mortgage Notes and related security documents, and in fulfilling all of its other obligations under this Agreement, Subservicer will exercise a degree of skill and care that is consistent with mortgage loan servicing standards exercised by prudent mortgage lending institutions which service mortgage loans of the same type as the Mortgage Loans in the jurisdictions where the respective related Mortgaged Properties are located and, to the extent consistent with the foregoing, in the same manner in which it services similar loans for its own portfolio or the portfolios of its Affiliates and with a view to the maximization of timely recovery of principal and interest on the Mortgage Loans, but without regard to: (i) any relationship that the Subservicer or any Affiliate of the Subservicer may have with the related Mortgagor, (ii) any obligations of the Subservicer to make Advances relating to a Mortgage Loan, or (iii) the Subservicer's right to receive compensation for its services hereunder. Subservicer shall have full power and authority consistent with the aforementioned standards, acting alone and/or through agents and designees as permitted by Section 3.03 above, to do any and all things it may deem necessary or desirable in connection with such servicing and administration; provided, however, that to the extent Subservicer is prohibited by any applicable rule, regulation, judicial or administrative determination or other order applicable to it from carrying out any of its obligations or duties provided for herein or in any document contemplated herein, such failure shall not constitute a breach of this Agreement.

         (b) Collection Procedures. Subservicer shall make reasonable and prudent efforts to collect all payments called for under the terms and provisions of the Mortgage Loans, consistently with the standards set forth above. Consistent with the foregoing, Subservicer in its discretion may (1) waive any late payment charge or any assumption fees of not more than $1,000 or other fees that may be collected in the ordinary course of servicing a Mortgage Loan and (2) arrange with a Mortgagor a schedule for the payment of due and unpaid principal and interest, if in the Subservicer's reasonable and prudent determination such waiver, modification, postponement or indulgence is in the best interest of the Corporation; provided, however, that unless the Subservicer has obtained the prior written consent of the Corporation, the Subservicer shall not permit any modification with respect to any Mortgage Loan that would change the mortgage interest rate, defer or forgive the payment of principal or interest, reduce or increase the outstanding principal balance (except as such balance is reduced by Subservicer's collection of payments of principal) or change the final maturity date on such Mortgage Loan if such modification would involve more than $1,000.

         (c) Amendment of Servicing Requirements. Subject to Section 2.01(e), Subservicer agrees that the Corporation may modify or supplement the servicing requirements set forth herein from time to time as they relate to its Mortgage Loans, provided that such modifications or supplements (i) are not imposed retroactively and (ii) are reasonably necessary or appropriate to clarify or specify certain matters relating to the servicing of the Mortgage Loans.

         SECTION 4.02.  COLLECTIONS AND REMITTANCES.

         (a) Subservicer shall segregate on its records the various funds held in trust for Participant.

         (b) All moneys collected by Subservicer pertaining to the Mortgage Loans shall be held in trust for the Participant and initially be deposited into the Collection Account and, within one (1) Business Day following receipt, shall be deposited in the Separate Account. Funds on deposit in the Separate Account may be invested at Subservicer's direction in Permitted Investments. Subservicer shall be entitled to retain all income and gain from investment of funds. The Subservicer shall deposit from its own funds the amount of any losses incurred on any investments of funds held in trust for the Participant into the Separate Account, promptly after such losses are incurred. The foregoing notwithstanding, upon sixty (60) Business Days written notice from the Corporation or Participant, the Subservicer will deposit all collections on account of Mortgage Loans directly to the Separate Account. The Corporation shall reimburse Subservicer promptly for all reasonable expenses incurred by it in arranging for such direct deposit.

         (c) On each Remittance Date, Subservicer shall withdraw from the Separate Account and remit from funds collected in respect of Mortgage Loans during the Due Period to an account designated by Participant (1) all payments of principal and (2) out of the interest portion, an amount equal to the interest due Participant on the applicable Outstanding Participation Purchase Price for such Due Period calculated as set forth in Section 2.1(i)(iv) of the Participation Agreement. The Subservicer shall then withdraw from the Separate Account the remaining interest portion of such funds and shall remit to an account designated by the Corporation, any such interest portion remaining after retention by the Subservicer for its own account of (1) amounts necessary to pay itself the Servicing Fee and any applicable related fees for such month attributable to the related Mortgage Loans and (2) amounts necessary to reimburse itself or a predecessor Subservicer for NonRecoverable Advances made in respect of the Mortgage Loans in accordance with Section 4.04(b) below and any Loan Setup Fees and other service fees earned pursuant to Section 4.14 below, Expenses and Advances not to be reimbursed from Escrow Payments. The Corporation shall pay to the Subservicer within five (5) Business Days following its receipt of the Subservicer's invoice, a copy of which shall be sent to the Participant at the same time as it is sent to the Corporation, the full amount of any Servicing Fee, any Non-

Recoverable Advances made in respect of the Mortgage Loans in accordance with
Section 4.04(b) below, any Loan Setup Fees and other service fees earned pursuant to Section 4.14 below, any other fees earned by Subservicer hereunder and not satisfied pursuant to the preceding sentence and any previously unreimbursed Expenses and Advances.

         (d) Subservicer shall remit to the Participant all Principal Prepayments in full, Insurance Proceeds received in connection with liquidation of the related Mortgage Loan (to the extent not required by the related Mortgage to be applied to the repair of the related Mortgaged Property) and Liquidation Proceeds. In the case of any such Principal Prepayment, Insurance Proceeds and Liquidation Proceeds described above, the Corporation shall pay to the Subservicer within five (5) Business Days following its receipt of Subservicer's invoice all previously unreimbursed Advances made by Subservicer in respect of such Mortgage Loan.

         (e) The Subservicer shall be entitled to retain for its own account all Supplemental Fees with respect to a Mortgage Loan.

         (f) All remittances of funds by Subservicer pursuant to this Agreement shall be made by wire transfer of immediately available funds on or before 2:00 p.m. Charleston, West Virginia time on the applicable Remittance Date (or other required date of remittance in the case of remittances required under Section 4.02(d) above); provided, however, that if any remittance is specified herein to be made on a day which is not a Business Day, such remittance shall be made on the Business Day immediately preceding such day.

         SECTION 4.03.  ADVANCES.

         (a) Generally. The Subservicer shall not be required to make Advances except as expressly set forth herein or in a written agreement between Subservicer and the Corporation.

         (b) T&I Advances. In the event that the Escrow Payments, if required, with respect to a Mortgage Loan or REO Property are insufficient to pay insurance premiums or taxes or assessments or other charges that give rise to or may give rise to liens on the related Mortgaged Property when such taxes, assessments or other charges become due, and such amounts are not otherwise paid by the Mortgagor, Subservicer shall advance such amounts on behalf of the Mortgagor.

         (c) Expense Advances. The Subservicer shall advance all Expenses related to recovery on or liquidation of Mortgage Loans (including the costs of disposition of any related REO Properties and costs of any collection or foreclosure proceedings relating to any Mortgage Loans), provided, that any individual Expense in excess of $5,000 shall require the prior written consent of the Corporation.

         (d) Non-Recoverable Advances. Notwithstanding the foregoing, Subservicer shall not be required to make any Advance of less than $1,000 that it determines in its good faith judgment would be, if made, a Non-Recoverable Advance, unless otherwise instructed by the Corporation in writing. If Subservicer determines in its good faith judgment that that any Advance of $1,000 or more would be a Non-Recoverable Advance, Subservicer shall notify the Corporation and shall not be required to make such Advance except out of funds provided specifically for such purpose to Subservicer (in which case, Subservicer shall not be entitled to reimbursement of such Advance pursuant to Section 4.04 or otherwise).

         SECTION 4.04.  REIMBURSEMENT OF ADVANCES.

         If Subservicer shall have made an Advance in respect of a Mortgage Loan or REO Property, it shall be entitled to recover the amount of such Advance by retaining such amount from subsequent collections of Escrow Payments on such Mortgage Loan (to the extent permitted by law and the documents relating to such Mortgage Loan) or as set forth in Section 4.02(c).

         SECTION 4.05.  COLLECTION OF INSURANCE PREMIUMS, TAXES AND ASSESSMENTS.

         (a) If funds are being held in the Collection Account or the Separate Account with respect to a Mortgage Loan, all moneys received as Escrow Payments by Subservicer with respect to such Mortgage Loan shall be held by Subservicer for the benefit of the Participant and the applicable Mortgagor. Subservicer shall maintain a record of the source of each Escrow Payment and the total of such payments on deposit from each Mortgagor. Subservicer shall obtain bills for taxes, insurance and other items related to the Mortgage Loan and effect payments thereof with checks drawn on the Separate Account, prior to each applicable due date.

         (b) With respect to any Mortgage Loan with a first mortgage position, if any Mortgagor does not make or is not required to make Escrow Payments for tax and insurance expenses and for payment of any other assessments or charges which could give rise to a lien on the related Mortgaged Property if not paid when due, Subservicer shall be responsible for causing the related Mortgagor to pay taxes, insurance premiums and other similar items prior to their respective due dates in order to protect the interest of the Corporation in the related Mortgaged Property. If a Mortgagor fails to make such payments in a timely manner, the Subservicer shall make a T&I Advance in the amount of such delinquent payments pursuant to Section 4.03(b) above.

         SECTION 4.06.  ASSUMPTIONS.

         In connection with an assumption of a Mortgage Loan by a transferee of a Mortgaged Property, the Subservicer shall process such assumption as provided for in the Mortgage Note or the Mortgage Note assumption rider and shall verify that:

         (a) no material term of the Mortgage Note (including, but not limited to, the mortgage interest rate, the amount and/or timing of the payment of principal or interest, the outstanding principal balance, the remaining term to maturity, the gross margin, the index, the maximum lifetime mortgage interest rate, the minimum lifetime mortgage interest rate, and any periodic rate cap or any periodic payment cap) has been changed in connection with such assumption;

         (b) the new Mortgagor qualifies for credit similar to that extended to the original Mortgagor under the Corporation's underwriting guidelines;

         (c) where applicable, the respective primary mortgage insurer and/or the respective pool insurer has in advance approved in writing such assumption of such Mortgage Loan by the assumptor and such Mortgage Loan will continue to be insured by such primary mortgage insurer and/or such pool insurer;

         (d) the documents relating to such assumption (i) create a valid and enforceable promise to pay the unpaid principal balance of the related Mortgage Loan, together with interest thereon in accordance with the related Mortgage Note by the new Mortgagor, and (ii) the related Mortgage continues to evidence a valid and perfected lien on the related Mortgaged Property without any change in seniority; and

         (e) such Mortgage Loan will continue to evidence a valid security interest upon the related Mortgaged Property without any change in seniority.

         In connection with an assumption of a Mortgage Loan and in accordance with the provisions of the related Mortgage Loan documents, upon verification of the matters described above, and upon ten days prior written notice to the Corporation, (i) the Subservicer may approve such assumption and (ii) the Subservicer may release the previous Mortgagor from liability.

         Subject to applicable law or regulation and the provisions of the related Mortgage Note, the Subservicer may charge the Mortgagor and retain a reasonable and customary assumption fee. Such fee is receivable only from the Mortgagor directly and may not be withdrawn from any of the custodial accounts maintained hereunder.

         In connection with an assumption of a Mortgage Loan, the Subservicer shall make all disclosures required by applicable law.

         In the case of any assumption in connection with which the Corporation is required to sign any assumption agreement, substitution agreement, supplement to the Mortgage Note or Mortgage, or instrument of release releasing the conveying Mortgagor from liability in connection with the related Mortgage Loan, in order to effect such assumption, Subservicer shall deliver or cause to be delivered such documents to the Corporation for execution. Upon receipt of such documentation, the Corporation shall execute such documents and return them to Subservicer for delivery to the Mortgagor and the assumptor.

         Upon the closing of the transactions contemplated by any documents relating to an assumption of a Mortgage Loan, Subservicer shall cause the originals of the assumption agreement, the release (if any), or the modification or supplement to the Mortgage Note or Mortgage to be delivered to the custodian of the Legal Mortgage File relating to such Mortgage Loan, and Subservicer shall retain copies of such documents for retention in the Servicing Mortgage File for such Mortgage Loan.

         If a Mortgagor transfers a Mortgaged Property without the transferee entering into an assumption of the Mortgagor's Mortgage Loan as contemplated above, Subservicer shall take all necessary actions to enforce any "due-on-sale" clause contained in such Mortgage Loan.

         SECTION 4.07.  REALIZATION UPON DEFAULTED MORTGAGE LOANS.

         (a) Foreclosure. Subservicer shall be responsible for determining the necessity of instituting foreclosure or other similar action with respect to each Mortgage Loan in accordance with prudent residential mortgage loan servicing standards relating to mortgage loans comparable to such Mortgage Loans generally accepted within the servicing industry, but shall not institute foreclosure proceedings without the prior written approval of the Corporation. Subservicer shall inspect Mortgaged Properties relating to delinquent Mortgage Loans as required by its collection procedures (or shall cause such Mortgaged Properties to be so inspected). The Subservicer shall notify any related primary mortgage insurer or pool insurer of its decision to pursue foreclosure proceedings regarding a Mortgage Loan. Each foreclosure or similar proceeding shall be conducted by Subservicer in accordance with general industry standards, this Agreement, applicable Law and all requirements of any insurer providing insurance on such Mortgage Loan. Subservicer shall make available to the Corporation any court pleadings, requests for trustee's sale or other documents necessary for the foreclosure or trustee's sale in respect of a Mortgaged Property or for any legal action brought to obtain judgment against any Mortgagor on a Mortgage Note or Mortgage or to obtain a deficiency judgment, or to enforce any other remedies or rights provided by a Mortgage Note or Mortgage or otherwise available to the Corporation against a Mortgagor at law or in equity. The Corporation shall execute and redeliver, as required, any such documents to Subservicer as soon as reasonably practicable after its receipt thereof.

         Subservicer shall not commence foreclosure or other similar proceedings with respect to a Mortgage Loan in cases where it has actual knowledge that the related Mortgaged Property is contaminated by hazardous wastes or hazardous substances and where, in the good faith judgment of Subservicer, the liabilities that would be imposed on the Corporation with respect to such contamination as a result of such action would exceed the Net Liquidation Proceeds that could be realized from such Mortgage Loan. Subservicer shall notify the Corporation at any time it obtains actual knowledge of such a situation regarding any Mortgaged Property. Subservicer shall have no affirmative duty or obligation to determine whether a Mortgaged Property is situated on a toxic waste site or is contaminated by hazardous wastes or hazardous substances and shall not be liable for any liabilities imposed on the Corporation as a result of the existence of hazardous wastes or hazardous substances on any REO Property.

         (b)      REO Property.

         1. General. Subservicer shall manage or oversee the management of property received through foreclosure and Subservicer shall handle or oversee the sale of any such property, consistently with the terms of this Agreement and prudent management standards relating to real estate comparable to the REO generally accepted within the servicing industry. The Subservicer shall prepare and file reports, as necessary, relating to foreclosure and abandonment of REO Property in accordance with Section 6050J of the Code.

         2. Holding of REO Property. After the foreclosure of a Mortgage Loan and prior to disposition of any related REO Property, Subservicer shall assist in the marketing, property management and sale or other disposition of the related Mortgaged Property. Subservicer shall not be entitled to receive any Servicing Fees in respect of any REO Property.

However, in consideration for its assistance in the marketing, property management and disposition of REO Properties, Subservicer shall be paid a REO Property processing fee, upon the final disposition of the REO Property, of 5% of the price at which the REO Property is disposed of, which shall be treated as a selling expense for such REO Property as to which an Expense Advance was made. Notwithstanding the Corporation's acquisition of title to a Mortgaged Property and cancellation or satisfaction of the related Mortgage Loan, such Mortgage Loan shall (except as otherwise expressly provided herein) be considered to be an outstanding Mortgage Loan until such time as the related REO Property is sold and the related Liquidation Proceeds have been remitted to the Participant, with the same outstanding principal balance and the same Monthly Payments, Servicing Fees and Advances continuing to be due thereunder as if it had not been foreclosed. REO Property acquired by the Corporation may be leased, improved or otherwise used for the production of income by or on behalf of the Corporation.

         Income received by Subservicer in respect of any REO Property in any month shall be treated as receipt of collections first in respect of Monthly Payments then due and unpaid on the related Mortgage Loan and second as Principal Prepayments of the related Mortgage Loan. Any proceeds of an REO Property shall be accounted for separately from other amounts held in the Separate Account.

         3. Disposition. Subservicer shall make all reasonable efforts to dispose of any REO Property as soon as practicable after the Corporation's acquisition thereof. Subservicer shall notify the Corporation of all offers received with respect to such REO Property, and the Corporation shall approve or reject such offers within five (5) Business Days. If the Corporation does not respond within five (5) Business Days, Subservicer may, at its option, sell the REO Property on the terms of the notice provided to the Corporation or upon such terms as Subservicer determines in good faith to be more favorable.

         The proceeds from the disposition of any REO Property shall be remitted by Subservicer pursuant to Section 4.02, with proceeds not representing interest or Supplemental Fees being remitted as principal payments.

         SECTION 4.08.  REPORTS.

         On or before the 10th day of each month, Subservicer shall submit to the Corporation a Monthly Accounting Package for the Mortgage Loans and relating to the preceding Due Period (as such report relates to Monthly Payments) and relating to the preceding Prepayment Period (as such report relates to Principal Prepayments, Liquidation Proceeds, Insurance Proceeds and other unscheduled payments, and to losses incurred on Mortgage Loans). In addition, in connection with any funds remitted on a date other than a Remittance Date, Subservicer shall furnish a report in connection with such remittance specifying the Mortgage Loan or Mortgage Loans to which such funds relate and a description of such funds on a loan-by-loan basis (i.e., whether such funds constitute principal, interest, Principal Prepayments, Insurance Proceeds, Liquidation Proceeds, etc.). As required by applicable Law, Subservicer shall report information related to the Mortgage Loans as necessary to permit the related Mortgagors, the Corporation and the Participant properly to file all required IRS returns. Subservicer shall also provide to the Corporation such other reports or information regarding the related Mortgage Loans as may be reasonably requested.

         SECTION 4.09.  MAINTENANCE OF HAZARD INSURANCE.

         If required by the applicable Mortgage and related documents, Subservicer shall require that each Mortgagor obtain and maintain Hazard Insurance for each Mortgage Loan. Such Hazard Insurance must provide coverage in an amount equal to the lesser of (i) the unpaid principal balance of the covered Mortgage Loan and (ii) the full insurable value of the related Mortgaged Property. Subservicer also shall cause Hazard Insurance to be maintained on any REO Property providing coverage in an amount at least equal to the amount necessary to avoid the application of any co-insurance clause contained in the policy providing such coverage. If the improvements securing a Mortgage Loan are located at the time of origination of such Mortgage Loan in a federally designated special flood hazard area and FNMA would require flood insurance thereon, Subservicer shall cause flood insurance (to the extent commercially available) to be maintained in respect thereof to the extent permitted by the applicable Mortgage and related documents (and in respect of any REO Property relating to such Mortgage Loan). Such flood insurance shall provide coverage in an amount equal to the lesser of (i) the amount required to compensate for any loss or damage to the Mortgaged Property on a replacement cost basis and (ii) the maximum amount of such insurance available for the related Mortgaged Property under the national flood insurance program (assuming that the area in which such Mortgaged Property is located is participating in such program).

         Subservicer shall retain custody of such policies and renewals thereof, or proof of the existence thereof (which proof may consist of an appropriate entry in Subservicer's computer records), and, upon request, shall issue a certificate of an Officer to the Corporation certifying that the requirements of this Section have been met. Subservicer's obligation to require such insurance to be maintained shall be absolute, regardless of any failure or refusal by any Mortgagor to pay in timely fashion any premium due thereon, and Subservicer agrees, with respect to the Mortgage Loans, to indemnify and hold the Corporation harmless against any loss suffered by the Corporation as a result of the absence of Hazard Insurance or flood insurance or the insufficiency of coverage provided by such Hazard Insurance or flood insurance to protect the Corporation's interest with respect to any Mortgaged Property. Subservicer shall use due diligence to ascertain the existence of any loss or damage to each Mortgaged Property and, upon obtaining knowledge thereof, shall immediately notify the applicable insurer. Each Hazard Insurance and flood insurance policy maintained with respect to a Mortgage Loan shall provide for payment to Subservicer, on behalf of the Participant and the related Mortgagor, in the event of loss, and payments for losses under any such policy shall be collected by Subservicer and held in trust for the Participant in accordance with this Agreement until disbursed or remitted in accordance herewith.

         Any amounts collected under any such policies (other than amounts to be applied to the restoration or repair of the related Mortgaged Property or REO Property or amounts released to the Mortgagor in accordance with Subservicer's normal servicing procedures) shall be deposited in the Separate Account. Any Insurance Proceeds (other than amounts used for restoration or repair or required by applicable law to be paid to the related Mortgagor) collected by Subservicer shall be accounted for as though such proceeds constituted a Principal Prepayment except that, if such Insurance Proceeds are received in connection with the liquidation of the related Mortgage Loan, they shall be accounted for as though they were Liquidation Proceeds.

         Any cost incurred by Subservicer in maintaining any such insurance shall not be added to the amount owing under the Mortgage Loan, regardless of whether the terms of the Mortgage Loan so permit. Any such costs shall be recoverable by Subservicer out of Escrow Payments by the related Mortgagor as permitted by the applicable Mortgage and related documents or from the Corporation as provided in Section 4.02.

         If Subservicer obtains and maintains a Lloyd's of London Equishield policy in substantially the form provided to the Corporation and the Participant prior to the date of this Agreement or a blanket policy issued or an insurance company rated by Best's Rating Service in one of its two highest categories, insuring against hazard losses on all of the Mortgage Loans and REO Properties, it shall conclusively be deemed to have satisfied its obligation with regard to maintenance of Hazard Insurance. It is understood and agreed that such a blanket policy may contain a deductible clause, in which case Subservicer shall deposit into the Separate Account, in no event more than two (2) Business Days after its receipt of the related Insurance Proceeds, the amount of any loss on a Mortgaged Property or REO Property not payable under the blanket policy because of such deductible clause, but that would have been covered by a Hazard Insurance policy had one been maintained with respect to such property. Subservicer agrees to present, on behalf of itself and the Corporation, claims under any such blanket policy. Subservicer shall take all commercially reasonable action necessary to maintain in force any such blanket policy for such period as it is Servicing or managing any Mortgage Loans or REO Properties.

         SECTION 4.10.  RELEASE OF MORTGAGE LOANS.

         (a) Payment in Full. Upon receipt by Subservicer of the payment in full of any Mortgage Loan, Subservicer will immediately notify the Corporation (subject to Section 4.10(c) below) of such situation (which notification shall include a statement to the effect that all amounts received or to be received in connection with such payment that are required to be deposited in the Separate Account have been or will be so deposited) and shall request delivery to it of the related Legal Mortgage File. Upon receipt of such notification and request, the Corporation shall release (or cause to be released) the related Legal Mortgage File to Subservicer as soon as reasonably practicable and execute and deliver to Subservicer any request for reconveyance, deed of conveyance or reconveyance or release or satisfaction of mortgage, or other instrument in the form provided by Subservicer releasing the lien of the related Mortgage, or any power of attorney authorizing Subservicer to execute any of the foregoing instruments (such instruments having been prepared by Subservicer), together with the related Mortgage Note with written evidence of cancellation thereof as directed by Subservicer.

         (b) Requests for Release of Mortgage Files. From time to time as is appropriate for the servicing or foreclosure of any Mortgage Loan, Subservicer shall deliver to the Corporation (subject to Section 4.10(c) below) a certificate of an Officer requesting that all, or any document constituting part of, the Legal Mortgage File for such Mortgage Loan be released to Subservicer and certifying as to the reason for such requested release. With any such certificate, Subservicer shall deliver to the Corporation a request for release signed by an Officer on behalf of Subservicer in substantially the form set forth in Exhibit C hereto (a "Request for Release"). As soon as reasonably practicable after receipt of the foregoing, the Corporation shall deliver (or cause to be delivered) the appropriate Legal Mortgage File or portion thereof requested to Subservicer (subject to the provisions of any applicable custodial agreement, if the related Mortgage Loan is subject thereto). The Corporation shall reimburse Subservicer for all reasonable out-of-pocket Expenses incurred by Subservicer in obtaining substitutes for any documents requested that are not delivered in sufficient time to reasonably permit Subservicer to comply with applicable laws or contractual obligations. Subservicer shall hold any Legal Mortgage File or portion thereof held by it in trust for the benefit of the Participant. Subservicer shall cause each Legal Mortgage File or portion thereof in possession of Subservicer to be returned to the Participant or its designated custodian when the need therefor by Subservicer no longer exists, unless (i) the related Mortgage Loan has been liquidated and the Liquidation Proceeds relating to such Mortgage Loan have been deposited into the Separate Account or (ii) the Legal Mortgage File or portion thereof has been delivered to an attorney, or to a public trustee or other public official as required by law, for purposes of initiating or pursuing legal action in connection with the foreclosure of any Mortgaged Property securing a Mortgage Loan, either judicially or nonjudicially, and Subservicer has delivered to the Corporation a certificate of an Officer certifying as to the name and address of the Person to which such Legal Mortgage File or portion thereof was delivered and the purpose or purposes of such delivery. In the event of the liquidation of a Mortgage Loan and sale of the related Mortgaged Property and if Subservicer has previously delivered a Request for Release of the related Legal Mortgage File or any document constituting a part thereof, the Corporation shall return (or shall cause to be returned) such Request for Release to Subservicer upon deposit of the related Net Liquidation Proceeds into the Separate Account. If the related Mortgaged Property becomes REO Property, the Corporation shall deliver (or shall cause to be delivered) the related Request for Release to Subservicer upon delivery by Subservicer to the Participant of the deed or other instrument pursuant to which title to such REO Property was acquired.

         (c) Custodians. All provisions of Sections 4.10(a) and 4.10(b) above, as they apply to any Mortgage Loan serviced hereunder, shall be subject to the terms of any custodial agreement between the Participant and its custodian, to the extent Subservicer has knowledge of such custodial arrangement and its applicability to such Mortgage Loan and has received a copy of the documentation of such custodial arrangement. If the Subservicer is so aware, it shall deal with the custodian under such custodial arrangement. Subservicer acknowledges receipt and the applicability of the Custodian Agreement, dated as of June 29, 1998, by and among the Participant, the Corporation and State Street Bank & Trust Company.

         SECTION 4.11. MAINTENANCE OF FIDELITY BOND AND ERRORS AND OMISSIONS INSURANCE.

         Subservicer will obtain and maintain in full force and effect throughout the term of this Agreement, at its own expense, a fidelity bond and errors and omissions insurance ("E&O Insurance"), covering Subservicer's officers and employees and other persons acting on behalf of Subservicer in its capacity as Subservicer with regard to the Mortgage Loans. Subservicer shall furnish to the Corporation, within thirty (30) days of receipt, reasonably satisfactory evidence of the maintenance of such coverages. The amount of coverage under such fidelity bond and E&O Insurance policy shall be at least equal to the coverage that would be required by FNMA if Subservicer were servicing the Mortgage Loans for FNMA. Such fidelity bond and E&O Insurance shall be issued by an insurance company acceptable to FNMA. In the event that any such bond or policy shall cease to be in effect, Subservicer shall obtain from an insurer acceptable to FNMA a replacement bond or policy providing equivalent coverage. Subservicer shall remit any amounts collected under such bond or policy relating to Subservicer's activities with respect to the Mortgage Loans to the Participant to the extent of losses covered thereby incurred by the Participant. No provision of this Section shall operate to diminish, restrict or otherwise limit Subservicer's responsibilities and obligations as set forth in this Agreement.

         SECTION 4.12.  FINANCIAL AND OTHER INFORMATION.

         Subservicer, at its expense, shall furnish to the Corporation, upon the Corporation's request, financial statements of City Holding Company for each of its fiscal years, prepared in accordance with generally accepted accounting principles and certified by City Holding Company's independent accountants, as soon as available, and in any event promptly after such information is first filed with the Securities and Exchange Commission. The Subservicer will provide to the Corporation, upon the Corporation's request, City Holding Company's unaudited quarterly financial statements as soon as available, and in any event promptly after such information is first filed with the Securities and Exchange Commission.

         The Subservicer will deliver to the Corporation, on or before March 31 of each year, beginning with March 31, 1999, an Officer's Certificate of the Subservicer substantially in the form set forth in Exhibit D hereto stating that
(1) a review of the activities of the Subservicer during the preceding calendar year (or since the date hereof in the case of the first such statement) and of its performance under this Agreement has been made under such officer's supervision and (2) to the best of such officer's knowledge, based on such review, the Subservicer has fulfilled all its material obligations under this Agreement throughout such year (or since the Closing Date in the case of the first such statement), or, if there has been a default in the fulfillment of any such obligation, specifying each such default known to such officer and the nature and status thereof.

         On or before March 31 of each year, beginning with March 31, 1999, the Subservicer at its expense shall cause a firm of nationally recognized independent public accountants (who may also render other services to the Subservicer) to furnish a report to the Corporation and the Participant to the effect that such firm has examined certain documents and records relating to the servicing activities of the Subservicer for the period covered by such report, and that such examination, which has been conducted substantially in compliance with the Uniform Single Attestation Program for Mortgage Bankers (to the extent that the procedures in such audit guide are applicable to the servicing obligations set forth in this Agreement), has disclosed no exceptions or errors in records relating to the servicing activities of the Subservicer that, in the opinion of such firm, are material.

         SECTION 4.13.  LIABILITY OF SUBSERVICER FOR EXPENSES OF CORPORATION.

         Subservicer agrees to pay, without reimbursement therefor, (i) all costs or expenses, including reasonable attorney's fees, incurred by the Corporation resulting from failure by Subservicer to file timely claims for losses relating to Mortgage Loans (including the failure to file timely claims under the insurance policies referred to in Section 4.09), (ii) all costs and expenses incurred by the Corporation resulting from failure by Subservicer to foreclose Mortgages relating to delinquent Mortgage Loans in a manner consistent with this Agreement, (iii) all reasonable costs and expenses incurred by the Corporation in investigating Subservicer's activities hereunder, if such investigation proves that Subservicer has not complied in any material respect with this Agreement, (iv) all costs and expenses incurred by the Corporation in connection with replacing Subservicer in the event this Agreement is terminated with cause pursuant to Section 5.02 hereof, and (v) all penalties associated with the late payment of taxes, insurance premiums and other assessments, unless some action on the part of a Mortgagor directly contributed to the imposition of any such penalty, in which case Subservicer shall collect any such penalty from such Mortgagor.

         SECTION 4.14.  SERVICING COMPENSATION.

         (a) Servicing Fee. As compensation for its servicing activities hereunder, the Corporation shall pay to Subservicer its Servicing Fee (the "Servicing Fee"). The annual Servicing Fee for 125 Mortgage Loans shall be 75 basis points (0.75%).

         The Servicing Fee for all Mortgage Loans other than 125 Mortgage Loans will be negotiated in good faith by the Corporation and Subservicer with the intention of achieving an appropriate economic outcome for both the Corporation and Subservicer; provided that the Servicing Fee shall not be less than the fee customarily paid servicers in the mortgage banking industry for servicing mortgage loans similar to such Mortgage Loans in similar circumstances.

         The Servicing Fee for any month shall equal one-twelfth of the annual Servicing Fee, multiplied by the outstanding principal balance of each Mortgage Loan as of the first day of such month, including any Mortgage Loan which is delinquent or in foreclosure during such month.

         (b) Loan Setup Fee. The Subservicer will be entitled to a Loan Setup Fee to be paid by the Corporation with respect to each Mortgage Loan to compensate the Subservicer for actions it takes in connection with the acceptance of the obligation to service such Mortgage Loan.

         (c) Additional Compensation. Additional servicing compensation, in the form of Supplemental Fees and reinvestment income payable to Subservicer pursuant to Section 4.02(b) above, may be paid to or retained by Subservicer in respect of any Mortgage Loan to the extent not prohibited by the related Mortgage Note and permitted by Law and to the extent not contrary to the terms of this Agreement, and in the form of certain other servicing fees as set forth in this Agreement, may be paid to Subservicer to the extent permitted by Law and not contrary to the related Mortgage or Mortgage Note.

         (d) Compensation For Revenues On Liquidated Mortgage Loans. If the Subservicer obtains any collections on a Liquidated Mortgage Loan that is a 125 Mortgage Loan subsequent to the date on which it became a Liquidated Mortgage Loan, the Subservicer shall be entitled to receive, as additional Servicing Fee, 20% of such recovery amount to be paid pursuant to Section 4.02(c).

         SECTION 4.15.  NOTIFICATION OF ADJUSTMENTS.

         With respect to each adjustable rate Mortgage Loan, the Subservicer shall adjust the mortgage interest rate on each related interest rate adjustment date and shall adjust the Monthly Payment on each related mortgage payment adjustment date, if applicable, in compliance with the requirements of applicable law and the related Mortgage and Mortgage Note. The Subservicer shall execute and deliver any and all necessary notices required under applicable law and the terms of the related Mortgage Note and Mortgage regarding the mortgage interest rate and Monthly Payment adjustments. The Subservicer shall promptly deliver to the Corporation such notifications and any additional applicable data regarding such adjustments and the methods used to calculate and implement such adjustments as part of its Monthly Accounting Report or upon the reasonable written request of the Corporation. Upon the discovery by the Subservicer or the receipt of notice from the Corporation that the Subservicer has failed to adjust a mortgage interest rate or Monthly Payment in accordance with the terms of the related Mortgage Note, the Subservicer shall immediately deposit in the Collection Account from its own funds the amount of any interest loss or deferral caused the Corporation thereby.

         SECTION 4.16.  Y2K COMPLIANCE.

         Servicer covenants and agrees to make commercially reasonable efforts to protect its business and operations against any contamination or recontamination of its products and systems arising, directly or indirectly, by reason of any third-party's failure to be Y2K Compliant (including, without limitation, third-parties which conduct business with the Servicer, and any subservicer allowed hereunder or any of its customers).

         SECTION 4.17.  DOCUMENT RETRIEVAL.

         Upon the reasonable request of the Corporation, Subservicer shall provide to the Corporation within five (5) Business Days of the Corporation's request, document research and retrieval with respect to the Servicing Mortgage Files held by it hereunder. The Corporation shall reimburse Subservicer promptly following receipt of its invoice for all reasonable out-of-pocket expenses incurred by it in performing such research and retrieval and for staff costs associated with requests requiring services outside the ordinary course of business.

                                    ARTICLE V
                           TERMINATION AND LIABILITIES

         SECTION 5.01. LIMITATION ON RESIGNATION AND ASSIGNMENT BY THE SUBSERVICER.

         The Subservicer shall not resign from the obligations and duties hereby imposed on it as to any Mortgage Loan except by mutual consent of the Subservicer, the Corporation and the Participant or upon the determination that its duties hereunder are no longer permissible under applicable law and such incapacity cannot be cured by the Subservicer. Any such determination permitting the resignation of the Subservicer shall be evidenced by an Opinion of Counsel to such effect delivered to the Corporation and the Participant, which Opinion of Counsel shall be in form and substance acceptable to each of them. No such resignation shall become effective until a successor shall have assumed the Subservicer's responsibilities and obligations hereunder.

         SECTION 5.02.  TERMINATION FOR CAUSE.

         The Corporation, with the prior written consent of the Participant, may terminate all of Subservicer's rights pursuant to this Agreement (subject to Section 5.04 below) upon the occurrence of any one or more of the following events (each, an "Event of Default"):

                  (1) Failure of Subservicer to remit as required by this Agreement any amounts received by Subservicer, failure of Subservicer to make any Advance as required by this Agreement, and the continuance of either such failure unremedied for three (3) Business Days following the date upon which written notice of such failure, requiring the same to be remedied, shall have been received by Subservicer.

                  (2) Failure of Subservicer duly to observe or perform in any material respect any other covenant, condition or agreement contained in this Agreement that is required to be observed or performed by Subservicer (other than as referred to in subsection (1) above) for a period of 30 days after Subservicer's receipt of written notice from the Corporation specifying such failure and requesting that it be remedied; provided, however, that if the failure stated in such notice cannot be corrected within such period and if corrective action is instituted by Subservicer within such period and is diligently pursued until fully corrected, then this Agreement shall not be terminated as a result of such failure; and provided further, that if Subservicer fails to correct such failure within 15 days after the end of the initial 30-day period, the Corporation may forthwith terminate Subservicer pursuant to this Section;

                  (3) Issuance or entry of a decree or order of a court, agency or supervisory authority having jurisdiction in the premises appointing a trustee, conservator, receiver or liquidator in any bankruptcy, insolvency, readjustment of debt, marshaling of assets and liabilities or similar proceeding affecting Subservicer or substantially all of its properties, or for the winding-up or liquidation of its affairs;

                  (4) Consent by Subservicer to the appointment of a trustee, conservator, receiver or liquidator in any bankruptcy, insolvency, readjustment of debt, marshaling of assets and liabilities or similar proceeding affecting Subservicer or substantially all of its properties, or the commencement of voluntary liquidation or similar proceedings of or relating to the Subservicer or of or relating to all or substantially all of its properties;

                  (5) Admission in writing by Subservicer of its inability to pay its debts generally as they mature, or the filing by the Subservicer of a petition to take advantage of any applicable bankruptcy or insolvency statute, or the filing against the Subservicer of any proceeding under any applicable bankruptcy or insolvency statute which remains undismissed for more than sixty (60) days, or the making of an assignment for the benefit of creditors, or the voluntary suspension of the payment of its obligations;

                  (6) The Subservicer assigns or delegates or attempts to assign or delegate its duties or rights under this Agreement (except as permitted in this Agreement);

                  (7) Falsity, which materially and adversely affects the Corporation's rights hereunder, of any representation of warranty of Subservicer contained in this Agreement and failure of Subservicer to cure the condition or event causing any such representation or warranty to be false within sixty (60) days after the Subservicer's receipt of written notice from Corporation specifying such falsity and requesting that it be cured or corrected;

                  (8) Failure of Subservicer to maintain any license that it is required to have in order to carry out its responsibilities under this Agreement; or

                  (9) The occurrence of three (3) or more Events of Default in any 12 month period irrespective of whether such Event of Default may have been cured pursuant to the cure provisions above.

         If any of the events specified in clause (4) or (5) above shall occur, Subservicer shall give written notice of such occurrence to the Corporation within three (3) Business Days of the occurrence of such event. Notwithstanding any provision in this Agreement to the contrary, the Corporation shall not be liable in any respect for the termination of Subservicer pursuant to this
Section 5.02.

         The Subservicer shall retain all its rights hereunder to unpaid Servicing Fees and other servicing compensation due prior to termination of such Subservicer, as well as its rights to receive reimbursement of previously unreimbursed Advances it made or expenses it incurred (to the extent provided in this Agreement).

         SECTION 5.03. EARLY TERMINATION; TERMINATION PERMITTED WITH PARTICIPANT'S CONSENT.

         The Corporation, with the prior written consent of the Participant, may, and at the direction of Participant shall, terminate without cause the Subservicer's right and obligation to service any Mortgage Loan pursuant to this Agreement as of a date specified in that notice that is prior to the Initial Period Termination Date (any such termination being herein referred to as an "Early Termination"). Upon any Early Termination, the Corporation shall pay to the Subservicer a termination fee equal to Fifteen Dollars ($15.00) per Mortgage Loan for each active Mortgage Loan that is then being serviced by the Subservicer and is subject to such termination (the "Termination Fee"). Upon any such termination of the Subservicer and upon receipt by the Subservicer of all amounts due to the Subservicer hereunder, the Subservicer, as appropriate, shall forward all documents and other information stored in any format in the possession of the Subservicer, as appropriate (or in the possession of any of the Subservicer's subcontractors, agents or assignees), pertaining to any Mortgage Loan to such location as is specified by the Participant. As to any Mortgage Loan with respect to which any payment is thirty (30) or more days delinquent, all such documents and other information shall be transmitted to the Participant within five (5) days and as to any other Mortgage Loan, all data concerning the current status of that Mortgage Loan shall be transmitted as directed by the Participant within ten (10) days and any actual physical files (if any) with respect to such Mortgage Loans shall be transmitted as directed by the Participant within thirty
(30) days. All out-of-pocket Expenses incurred in connection with any such transfer shall be borne by the Corporation.

         SECTION 5.04.  TRANSFER OF TERMINATED SUBSERVICER'S SERVICING.

         Upon termination of this Agreement with respect to Subservicer pursuant to either Section 5.01 or Section 5.02 above, the Subservicer shall cooperate fully with the Corporation and the Participant in effecting the termination of Subservicer's responsibilities and rights hereunder and Subservicer shall, in accordance with applicable Law, immediately deliver or cause to be delivered to a servicer designated by the Participant (hereafter, "Designee Subservicer") all monies held in the Collection Account or Separate Account, together with an assignment of this Agreement from Subservicer to Designee Subservicer as to the related Mortgage Loans, and immediately shall deliver as directed by the Participant all other monies at any time received by Subservicer which will be required to be remitted to the Participant pursuant to this Agreement and which have not theretofore been remitted in accordance with this Agreement. In addition, within 30 days after any such termination, Subservicer shall deliver or cause to be delivered to Designee Subservicer all Servicing Mortgage Files and Servicing Records of Subservicer relating to the subject Mortgage Loans. Subservicer agrees to indemnify and hold the Corporation and Participant and its Designee Subservicer harmless from and against any and all loss, damage and expenses (including reasonable attorneys' fees) that any of them may incur in securing the delivery of all files, the transfer of all escrow funds, and the remittance of all amounts collected by Subservicer with respect to any related Mortgage Loan serviced by Subservicer.

         SECTION 5.05. ACCESS TO SUBSERVICER'S RECORDS AND AGREEMENT
                       TO PAY ATTORNEYS' FEES.

         The Corporation and its agents may, from time to time, request Subservicer to allow the inspection, at its expense, of any of Subservicer's books and records pertaining to the Mortgage Loans (including inspections by governmental agencies having jurisdiction over either the Corporation or the Participant which are required by law), and Subservicer shall allow such inspections and access to such books and records at reasonable times during Subservicer's normal business hours and upon reasonable terms. If it is finally determined that Subservicer has breached or failed to perform under any provision of this Agreement, and such party shall employ attorneys or incur other expenses for the enforcement, performance, or observance of the terms of the Agreement on the part of Subservicer, then such party, to the extent permitted by Law, shall be reimbursed by Subservicer, on demand, for its reasonable attorneys' fees and other out-of-pocket expenses incurred in connection with such breach or failure. In the event any such actions cause Subservicer to incur expenses in defense of its performance hereunder and it is finally determined that Subservicer has not breached or failed to perform under any provision of this Agreement, then Subservicer, to the extent permitted by Law, shall be reimbursed by the Corporation, on demand, for its reasonable attorneys' fees and other out-of-pocket expenses related to such defense.

         SECTION 5.06.  NO REMEDY EXCLUSIVE.

         No remedy herein conferred upon or reserved to any party is intended to be exclusive of any other available remedy, but each remedy shall be cumulative and shall be in addition to other remedies given under this Agreement or existing at law or in equity. No delay or omission to exercise any right or power accruing under this Agreement shall impair any such right or power, or shall be construed to be a waiver thereof, but any such right and power may be exercised from time to time and as often as may be deemed expedient.

         SECTION 5.07.  LIMITATION ON LIABILITY OF THE SUBSERVICER AND OTHERS.

         Neither the Subservicer nor any subservicer appointed by it, nor any of their respective partners, directors, officers, employees or agents, shall be under any liability to the Corporation or Participant for any action taken or for refraining from the taking of any action in good faith pursuant to this Agreement, provided the action is consistent with this Agreement and provided the action is in full compliance with applicable law, or for errors in judgment; provided, however, that this provision shall not protect the Subservicer or any subservicer against any liability which would otherwise be imposed by reason of willful misfeasance, bad faith, negligence or violation of applicable state or federal law in the performance of his or her or its duties or by reason of reckless disregard of his or her or its obligations and duties hereunder. The Subservicer, any sub-subservicer, any of their respective partners, directors, officers, employees or agents, may rely in good faith on any document of any kind prima facie property executed and submitted by any person or entity respecting any matters arising hereunder. The Subservicer, each sub-subservicer, and each of their respective partners, directors, officers, employees or agents, shall be indemnified by the Corporation and held harmless against any loss, liability or expense incurred in connection with any legal action relating to this Agreement, other than any loss, liability or expense incurred by reason of willful misfeasance, bad faith or negligence in the performance of his or her or its duties hereunder or by reason of reckless disregard of his or her or its obligations and duties hereunder. Neither the Subservicer nor any sub-subservicer nor any of their respective partners, directors, officers, employees or agents shall be under any obligation to appear in, prosecute or defend any legal action which is not incidental to its duties under this Agreement and that in its opinion may involve it in any expense or liability; provided, however, that the Subservicer or any sub-subservicer may, with the prior written consent of the Corporation, undertake any such action which it may deem necessary or desirable in respect of this Agreement and the rights and duties of the parties hereto and the interest of the Corporation hereunder. In such event, the legal expenses and costs of such action and any liability resulting therefrom shall be expenses, costs and liabilities of the Corporation, and the Subservicer or such sub-subservicer shall be entitled to be reimbursed therefor by the Corporation.

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


         SECTION 5.08.  MERGER OR CONSOLIDATION OF THE SUBSERVICER.

         The Subservicer will keep in full effect its existence, rights and franchises as a corporation, and will obtain and preserve its qualification to do business as a foreign corporation in each jurisdiction in which such qualification is or shall be necessary to protect the validity and enforceability of this Agreement or any of the Mortgage Loans and to perform its duties under this Agreement.


         Any entities into which the Subservicer may be merged or consolidated, or any corporation resulting from any merger, conversion or consolidation to which the Subservicer shall be a party, or any entities succeeding to the business of the Subservicer, shall be the successor to the Subservicer hereunder, without the execution or filing of any paper or any further act on the part of any of the parties hereto, anything herein to the contrary notwithstanding; provided, however, that the successor or surviving entity shall be an institution having a net worth of at least $32,000,000.


                                   ARTICLE VI
                               GENERAL PROVISIONS

         SECTION 6.01.  AMENDMENTS, CHANGES AND MODIFICATIONS.

         This Agreement may be amended, changed, modified, or altered with respect to any Mortgage Loan only by an instrument in writing executed by the Corporation, the Participant and Subservicer. Notwithstanding the foregoing, Subservicer agrees to comply with the servicing standards set forth herein, as the same may be modified from time to time by the Corporation pursuant to
Section 4.01(c) hereof.

         SECTION 6.02.  GOVERNING LAW.

         This Agreement shall be construed in accordance with the Laws of the State of West Virginia, and the obligations, rights and remedies of the parties hereunder shall be determined in accordance with such Laws. Notwithstanding the preceding sentence, it is understood and agreed that Subservicer will service each Mortgage Loan in accordance with federal Laws and Laws of the state in which the related Mortgaged Property is located.

         SECTION 6.03.  NOTICES.

         All notices, certificates or other communications hereunder shall be in writing and be deemed given when delivered (which delivery may be made by electronic facsimile transmission) to the appropriate party at the address or telecopy number identified on the execution page hereof. Each party may, by notice given hereunder, designate any further or different address or telecopy number to which subsequent notices, certificates and other communications to such party shall be sent.

         SECTION 6.04.  SEVERABILITY.

         In the event any provision of this Agreement shall be held invalid or unenforceable by any court of competent jurisdiction, such holding shall not invalidate or render unenforceable any other provision hereof. Such invalid or unenforceable provision shall be amended, if possible, in accordance with
Section 6.01 in order to accomplish the purposes of this Agreement.

         SECTION 6.05.  FURTHER ASSURANCES AND CORRECTIVE INSTRUMENTS.

         To the extent permitted by Law, the Corporation and Subservicer agree that each will, from time to time, execute, acknowledge and deliver, or cause to be executed, acknowledged and delivered, such supplements hereto and such instruments of further assurance as may reasonably be required or appropriate further to express the intention, or to facilitate the performance, of this Agreement.

         SECTION 6.06.  TERM OF AGREEMENT.

         With respect to each Mortgage Loan, the term of this Agreement shall end upon the earliest to occur of (i) termination of all of Subservicer's rights pursuant to this Agreement with respect to such Mortgage Loan as provided in
Section 5.01, Section 5.02 or Section 5.03, (ii) remittance of the final payment of such Mortgage Loan as provided hereunder, or (iii) the Liquidation Date for such Mortgage Loan, and the resulting remittance of the proceeds as provided hereunder.

         SECTION 6.07.  SURVIVAL OF OBLIGATIONS AND COVENANTS.

         After termination of this Agreement and transfer of the servicing rights to the Mortgage Loans to any Designee Subservicer, Subservicer shall continue to be liable for any failure to fulfill its obligations during the time that it acted as Subservicer of the Mortgage Loans hereunder.

         SECTION 6.08.  FORMS AND REPORTS.

         All forms or reports required by this Agreement as prescribed by the Corporation from time to time may be amended, supplemented, or replaced as the Participant shall deem appropriate.

         SECTION 6.09.  INDEMNIFICATION.

         Subservicer agrees to, and does hereby, indemnify and hold harmless the Corporation and its successors and assigns, as well as the officers, directors, employees, agents, partners and affiliates of any of the foregoing, against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, claims, costs, expenses and disbursements of any kind or nature whatsoever which may be imposed on, incurred by or asserted against any of such indemnified parties, in any way related to or arising out of this Agreement or any of the transactions contemplated herein, to the extent that any of the same results from or arises out of any breach of any representation or warranty made by Subservicer in this Agreement or from any breach by Subservicer (by itself or through any subservicer) of any covenant or obligation of Subservicer under this Agreement or arising from Subservicer's (or any such subservicer's) negligence, failure to comply with applicable law, willful misconduct or bad faith in the performance of its duties and obligations under this Agreement. The indemnities contained in this Section shall survive the termination of this Agreement.

         The Subservicer may rely on the written instructions and directions of the Corporation pursuant to the terms of this Agreement and shall not be liable to the Corporation or the Participant for any action taken or for refraining from the taking of any action in good faith pursuant to such instructions and directions; provided, however, that this provision shall not protect the Subservicer against any material breach of any representation or warranty made herein or material failure to perform its obligations in compliance with any standard of care set forth in this Agreement, or any liability that would otherwise be imposed by reason of any material breach of the terms and conditions of this Agreement.

         The Corporation agrees to, and does hereby indemnify and hold the Subservicer harmless against, and shall reimburse the Subservicer for any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, claims, costs, expenses and disbursements of any kind or nature whatsoever which may be imposed on, incurred by or asserted against the Subservicer with respect to any action taken or not taken in good faith pursuant to the instructions and directions of the Corporation as provided herein.

         SECTION 6.10.  SUBSERVICER AS INDEPENDENT CONTRACTOR.

         All services, duties and responsibilities of Subservicer and any subservicer under this Agreement shall be performed and carried out by Subservicer or such subservicer as an independent contractor, and none of the provisions of this Agreement shall be construed to make, authorize or appoint Subservicer or any such subservicer as the Corporation's or the Participant's employee, agent or representative.

         SECTION 6.11.  PARTICIPANT IS THIRD-PARTY BENEFICIARY.

         The Participant is an express third-party beneficiary hereunder. Without limiting the scope of the foregoing, for purposes of interpreting the rights of Participant hereunder:

         (a) all representations, warranties, covenants and obligations of the Subservicer to the Corporation shall be deemed to also be to the Participant;

         (b) all rights of the Corporation shall also be deemed rights of the Participant exercisable by Participant with or without the consent or cooperation of the Corporation and not subject to waiver or modification without the express written consent of the Participant;

         (c) all notices and reports which the Subservicer is required to provide to the Corporation shall also be provided, contemporaneously, to the Participant;

         (d) all actions by the Subservicer which require the consent of the Corporation shall also require the express written consent of the Participant; and

         (e) all indemnities of the Subservicer in favor of the Corporation shall also be deemed to be in favor of the Participant.

         Notwithstanding the existence of the Participant's third-party beneficiary rights hereunder, the Participant shall not have any obligations or liabilities to the Corporation, or except as provided in Section 6.12 hereof, the Subservicer arising out of this Subservicing Agreement.

         SECTION 6.12.  PARTICIPANT'S OBLIGATION RE: SERVICING FEES.

         To the extent the Corporation shall fail to pay any invoice pursuant to
Section 4.02(c) hereof, Participant shall, within ten (10) Business Days of written demand by the Subservicer to the Participant, pay to the Subservicer any of such invoiced amount not paid by the Corporation, but only to the extent such amount is comprised of Servicing Fees and any Expenses or Advances approved by the Participant prior to being incurred. The foregoing notwithstanding, the Participant shall not be obligated to pay any portion of an invoiced Servicing Fee which, when combined with any amounts paid thereon by the Corporation, would yield a Servicing Fee in excess of seventy-five (75) basis points on an annualized basis. Subservicer's demand to Participant shall identify all amounts unpaid by reference to the relevant individual Mortgage Loan. Corporation shall indemnify Participant for amounts paid by Participant to Subservicer hereunder and any such indemnity obligation shall be considered an unreimbursed advance as to the applicable Mortgage Loan for purposes of calculating the Regular Repurchase Price under the Participation Agreement. Corporation's failure to pay any invoice pursuant to Section 4.02(c) hereof shall be considered a breach by the Corporation of this Agreement notwithstanding any subsequent payment by the Participant.

         SECTION 6.13.  COUNTERPARTS.

         This Agreement may be executed in any number of counterparts, and it shall not be necessary that the signature of both parties hereto appear on any one counterpart hereof; each counterpart shall be deemed an original, but all such counterparts together shall constitute but one and the same instrument.

                     [Signatures Commence on Following Page]




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



         IN WITNESS WHEREOF, as of June 29, 1998, the Corporation and Subservicer have caused this Subservicing Agreement to be executed by their respective officers thereunto authorized.

                                           MEGO MORTGAGE CORPORATION

                                           By: /s/ Jeff S. Moore
                                              ---------------------------------
                                           Name:   Jeff S. Moore
                                                -------------------------------
                                           Title:  President
                                                 ------------------------------

                   Notice Address:         Mego Mortgage Corporation
                                           1000 Parkwood Circle
                                           Atlanta, Georgia 30339
                                           Attention:  Jeffrey S. Moore


                                           CITY MORTGAGE SERVICES, a division of
                                            City National Bank of West Virginia

                                           By: /s/ A. Lawrence Crimmins, Jr.
                                              ---------------------------------
                                           Name:   A. Lawrence Crimmins, Jr.
                                                -------------------------------
                                           Title:  Executive Vice President/CFO
                                                 ------------------------------

                   Notice Address:         City Mortgage Services
                                           25 Gatewater Road
                                           Cross Lanes, West Virginia 25313
                                           Attention:  President

                  Copy to:                 Hunton & Williams
                                           951 East Byrd Street
                                           Richmond, Virginia 23219
                                           Attention:  Randall S. Parks





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


                                        SOVEREIGN BANK, AS TO SECTION 6.12 ONLY

                                        By: /s/ Robert J. Cunnane
                                           ------------------------------------
                                        Name:   Robert J. Cunnane
                                             ----------------------------------
                                        Title:  EVP
                                              ---------------------------------


                  Notice Address:       Sovereign Bank
                                        1130 Berkshire Boulevard
                                        Wyomissing, Pennsylvania 19610
                                        Attention:  Jerry Cunnane

                  Copy to:              Stevens & Lee
                                        1818 Market Street
                                        Philadelphia, Pennsylvania 19103
                                        Attention:  Robert Lapowsky













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